ENGCHOW EDUCATION CORPORATION

                4705 Metro Plaza
                183 Tianhe Bei Lu
                Tianhe, Guangzhou
                  China 610000

Securities and Exchange Commission
Division of Corporation Finance
Washington, DC 20549

     Re:  Engchow Education Corporation
          Registration Statement on Form 10-12G
          File No. 000-54314

To the Securities and Exchange Commission:

     Engchow Education Corporation (the "Company") has filed with the Securities and Exchange Commission (the "Commission") its registration statement on Form 10-12G file no.000-54314. In regard to the such filing, the Company and its management acknowledge that:

     The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     Staff comments or changes to the disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing;

     The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                   Sincerely,

                                   ENGCHOW
                                   EDUCATION
                                   CORPORATION


                                   By Eng Chow
                                      President

June 2, 2011